Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
     This Agreement, effective as of the 1st day of January, 2011 (“Effective Date”), is by and between                      (“Executive”) and Furniture Brands International, Inc. and any successor to its business and/or assets (“Company”).
     WHEREAS, the Company considers it essential to the best interests of the Company that its key employees be encouraged to remain with the Company and to devote full attention to the Company’s business in the event that any third party expresses its intention to take action which could result in a change in control of the Company; and
     WHEREAS, Executive serves as a key employee of the Company;
     NOW, THEREFORE, to encourage Executive’s continued, undivided attention, dedication and services to the Company and the availability of Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
     1. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall end on December 31, 2011, and shall continue in effect for successive periods of one year thereafter unless either the Company or Executive gives written notice of intent to terminate the Agreement at least three (3) months prior to the expiration of the then-current term of this Agreement.
     2. Definitions. As used herein, the terms identified below shall have the meanings indicated:
          (a) “Benefits” means all Company provided benefits that are made available to all employees of the Company for participation.
          (b) “Board” means the Company’s Board of Directors.
          (c) “Change in Control” means
               (1) an acquisition by an individual or entity of 35% of the outstanding common stock or voting power of the Company,
               (2) a contested change of a majority of the non-employee member of the Board of the Company,
               (3) the consummation via execution of a final written agreement for merger, sale, acquisition, or other such transaction where the shareholders of the Company immediately prior to such transaction do not own 60% of the outstanding common stock of the Company immediately following such transaction, or
               (4) shareholder approval of a complete dissolution of the Company (excluding bankruptcy).
          (d) “Cause” means: (i) engaging by Executive in willful misconduct which is materially injurious to Company; (ii) conviction of Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by Executive in fraud, material dishonesty or gross misconduct in connection with the business of Company; (iv) engaging by Executive in any act of moral turpitude reasonably likely to materially and adversely affect Company or its business; or (v) Executive’s current chronic abuse of or dependency on alcohol or drugs (illicit or otherwise). No act or omission of Executive shall be “willful” if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company. No termination shall be for “Cause” unless approved by a resolution of a majority of the members of the Board after reasonable prior notice to Executive and an opportunity to appear (with the assistance of counsel) before the Board.
          (e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.
          (f) “Constructive Termination” shall mean Executive’s voluntary termination of employment with the Company as a result of:
               (1) a material diminution in Executive’s title, authority, duties or responsibilities, or a change in Executive’s supervisory reporting relationship within the Company;
               (2) a change, caused by the Company, in geographic location greater than 50 miles of the location at which Executive primarily performs services for the Company on the Effective Date; or
               (3) a material reduction in Executive’s base pay or incentive compensation.
No voluntary termination by Executive shall constitute a “Constructive Termination” unless Executive shall have given (x) notice of the proposed termination due to Constructive Termination, with particulars, to the Company not later than 90 days following the initial occurrence of the condition above forming the basis for such termination and (y) the Company an opportunity for 30 days after such notice within which to remedy such condition, in which such condition is not remedied.
          (g) “Gross Up Payment” shall have the meaning as set forth in Section 7.

          (h) “Qualifying Termination” shall have the meaning as set forth in Section 4.
          (i) “Severance Payment” shall mean any severance pay or benefits under any other severance program or plan of the Company or any affiliate, including the Company’s Executive Severance Plan, payable to Executive at the same time as amounts payable under this Agreement.
          (j) “Specified Employee” means any employee of the Company and its Affiliates that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures established by the Board (or a committee thereof) from time to time in accordance with Section 409A of the Code. For this purpose, an “Affiliate” is any person or entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code.
          (k) “Termination of Employment” and any similar term used in this Agreement means separation from service with the Company and its affiliates (generally 50% common control with the Company), as defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six (6) months where there is a reasonable expectation the Executive will return).
          (l) “Termination Factor” means a factor equal to ___.
     3. Stock Rights. In the event of a Change in Control, Executive’s non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and restricted stock units granted by the Company which are outstanding on the date of the Change in Control, shall vest and be exercisable pursuant to the terms of the awards and underlying plans.
     4. Qualifying Termination. The benefits only become payable under Sections 5 and 6 below if Executive experiences a “Qualifying Termination.” A “Qualifying Termination” shall mean Executive’s Termination of Employment (i) by the Company other than for Cause; or (ii) by the Executive for Constructive Termination; provided that Termination of Employment occurs during the period commencing on the date of the Change in Control and ending on the second anniversary thereof.
     5. Severance Benefits. Upon the occurrence of a Qualifying Termination, Executive shall be entitled to receive the severance benefits described in this Section 5, subject to applicable deductions for customary withholdings including, without limitation, federal and state withholding taxes and social security taxes. Notwithstanding the preceding, the benefits described in this Section 5 and in Section 6 shall be reduced by any Severance Payment.

          (a) All previously earned and accrued but unpaid base salary up to the date of Executive’s Termination of Employment, which shall be paid within 30 days following Executive’s Termination of Employment.
          (b) An amount equal to the Termination Factor multiplied by the sum of (i) Executive’s annual base salary as of the date of Executive’s Termination of Employment; and (ii) Executive’s target annual bonus amount under the Company’s Short-Term Incentive Plan with respect to the year in which the Termination of Employment occurs. Subject to Section 11 concerning payments to a Specified Employee, such amount shall be paid within 30 days following Executive’s Termination of Employment and the Company’s receipt of an executed Release in accordance with Section 17; provided, that if the maximum 90 day period spans two tax years, the payment will be made no earlier than the first day of the second tax year.
          (c) A prorated annual incentive bonus with respect to the fiscal year of the Company during which the Termination of Employment occurs, the amount of which shall be equal to the amount of the annual bonus, if any, that would be due under the Company’s Short-Term Incentive Plan (or successor plan) had Executive still been employed through the end of such fiscal year, multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Termination of Employment and the denominator of which is 365, payable at the time such annual bonus would have been paid in accordance with the terms of the Short-Term Incentive Plan had Executive remained employed through the date of such payment.
          (d) In the event that Executive’s Termination of Employment occurs 18 months or more after the commencement of a three-year performance period under the Company’s Long-Term Incentive Plan and prior to the end of such performance period, and Executive is a participant in such plan for such performance period, Executive shall be entitled to receive a payment equal to the pro-rata portion (determined as of the date of Termination of Employment) of the cash payment, if any, that would have been payable to Executive under the terms of the Company’s Long-Term Incentive Plan had Executive remained employed through the end of the performance period. Such payment will be made at the same time that the payment would have been made under the Company’s Long-Term Incentive Plan had Executive continued employment through the end of the applicable performance period.
          (e) Any non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units and restricted stock units previously granted to Executive by the Company which are outstanding on the date of Executive’s Termination of Employment shall vest and be exercisable or payable pursuant to the terms of the awards and underlying plan(s).
     6. Continuation of Benefits. Executive shall receive the following benefits upon the occurrence of a Qualifying Termination:
          (a) For the 12 months following Executive’s Termination of Employment, Executive shall be entitled to reimbursement for the reasonable costs of outplacement services, reasonable job hunting expenses, travel costs, and financial counseling costs associated with employment transition not to exceed $40,000, provided that Executive shall only be entitled to such reimbursements over and above the amount of similar reimbursements provided to Executive under the Company’s Executive Severance Plan;
          (b) For the period of years equal to the Termination Factor multiplied by one, Executive shall be eligible to participate in the Company’s health, dental and vision plans under the Company’s medical plan that the Company generally makes available to its senior executives on substantially the same terms as an actively employed senior executive; provided that such coverage shall be provided on an after-tax basis, meaning that the Company shall report to the appropriate tax authorities the cost of such coverage as taxable income to Executive.
          (c) For 12 months following Executive’s Termination of Employment, Executive shall be eligible to continue to participate in the welfare plans; other than health, dental and vision benefit plans, that the Company generally makes available to its key employees on substantially the same terms as an actively employed key employee, except that, (i) if Executive is a Specified Employee on the date of Termination of Employment, for a period of six (6) months following the date of Termination of Employment Executive shall pay to the Company the premium cost of participation in such plans to the extent required to comply with Section 409A(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(b)(9)(v) thereunder, and on the first day of the seventh month following the date of Termination of Employment the Company shall pay Executive a lump sum amount equal to such amounts so paid by him, and (ii) Executive may not continue to participate in the Company’s Short-Term Disability and Long-Term Disability Plans;
          (d) The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director, or employee of the Company, or any of its subsidiaries, or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted under applicable law. The Company shall cause Executive to be a covered person, during and after termination of his employment and membership on the board, if applicable, respecting his acts and omissions occurring during such employment and membership, under any directors and officers liability insurance policy (or similar policy) that it may have in effect from time to time, and shall afford Executive all of the rights and privileges available to covered persons in accordance with the terms of any such policy.
     7. Cap on Certain Payments by the Company/Certain Additional Payments by the Company.
          (a) In the event that, during the period beginning on the effective date of this Agreement and ending December 31, 2011 (“Initial Term”), (i) the aggregate value, as determined for purposes of Section 280G of the Code, of any payments or benefit of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Payments”), would equal or exceed the product of three and Executive’s “Base Amount” (as defined in Section 280G of the Code), and any such Payments would be subject to the excise tax imposed by Section 4999 of the Code, or (ii) any interest or penalties would be incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then (A) if the value of the Payments exceeds the product of three and Executive’s Base Amount by an amount greater than 10% of such product, then Executive shall be entitled to receive an additional payment (a “Gross Up Payment”) in an amount such that after payment by Executive of the Excise Tax and any income and employment taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross Up Payment, Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments, and (B) if the value of the Payments does not exceed the product of three and Executive’s Base Amount by an amount greater than 10% of such product, then, notwithstanding anything in this Agreement to the contrary, the Payments shall be reduced to the “Reduced Amount” (as defined below). Any Gross Up Payment due pursuant to clause (A) of the preceding sentence shall be paid by the Company to Executive as soon as administratively practicable but in no event later than the end of Executive’s taxable year following the year in which Executive remits the Excise Tax to the Internal Revenue Service.
          (b) In the event that, after the Initial Period, any Payments to or for the benefit of Executive would equal or exceed the product of three and Executive’s Base Amount, then, notwithstanding anything in this Agreement to the contrary, the Payments shall be reduced to the Reduced Amount if Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if Executive’s Payments were reduced to the Reduced Amount. If a reduction of the Payments to the Reduced Amount would not result in Executive having a greater Net After-Tax Receipt than in the absence of such reduction, Executive shall receive all Payments to which Executive is entitled under this Agreement.
All determinations required to be made under this Section 7, including whether and when a Gross Up Payment is required, the amount of any such Gross Up Payment, any reductions to Payments, and the assumptions to be utilized in arriving at such determinations, shall be made by such certified public accounting firm in the business of performing such calculations as may be designated by the Company (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Consulting Firm shall be borne solely by the Company. For purposes of reducing the Payments to the Reduced Amount where required pursuant to this Section 7, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: Section 5(b), Section 5(c), Section 5(d) and Section 5(e). For purposes hereof, “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the Excise Tax; and “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Payments net of all taxes imposed on Executive with respect thereto under Sections 1, 3101 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, to the reasonable satisfaction of the Company, as likely to apply to him in the relevant tax year(s).

     8. Confidential Information. Executive expressly recognizes and acknowledges that during his employment with the Company, Executive will become entrusted with, have access to, and gain possession of, confidential and proprietary information data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures, (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies (collectively or with respect to any of the foregoing, the “Confidential Information”). Executive agrees, by acceptance of the benefits under this Agreement, to protect all Confidential Information concerning the business activities of the Company which was acquired in connection with or as a result of the performance of service for the Company.
     9. Competitive Activity. For a period of years equal to the Termination Factor times one, following the date of Executive’s Termination of Employment, Executive shall not engage, or attempt to engage, on his own behalf or on behalf of a third party, in any “Competitive Activity.” The term “Competitive Activity” shall mean participation by Executive, without written consent of the Board, in the management of any business operation of any enterprise if such operation engages in the design, manufacture, marketing, or retail of residential furniture in any geographic area where the Company or its subsidiaries conduct business.
     10. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement is not a contract of employment and does not guarantee Executive employment for any particular period of time. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.
     11. General Payment and Reimbursement Procedure. Notwithstanding anything to the contrary in this Agreement, if Executive is a Specified Employee on the date of Executive’s Termination of Employment, no payment of nonqualified deferred compensation, as defined in Section 409A of the Code, that becomes payable on account of such Termination of Employment may be made until at least six (6) months after such Termination of Employment. Any payment otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period with reasonable interest (as determined by the Company) for the period of delay.
     Subject to the preceding paragraph, to the extent that Executive is entitled to any reimbursements under this Agreement and the procedures for such reimbursements are not otherwise set forth herein, such reimbursements shall be made as soon as administratively practicable but in no event later than the end of Executive’s taxable year following the taxable year in which Executive incurred the expense giving rise to the reimbursement right.

     12. General Creditor. Any and all amounts payable hereunder to Executive shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such asset by virtue of the provisions of this Agreement. The Company’s obligation hereunder is an unfunded and unsecured promise to pay money in the future. To the extent that Executive or any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
     13. Severability and Interpretation. In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Company’s Executive Severance Plan, or otherwise, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.
     14. No Assignments. This Agreement shall inure to the benefit of, and be binding upon, the Company and any successor to the Company, but neither this Agreement nor any rights hereunder shall be assigned by Executive.
     15. Prior Agreements. Upon execution by both parties, this Agreement shall supersede and replace all prior Change in Control Agreements and employment agreements between the Company and Executive, and this Agreement shall constitute the entire agreement between the parties, except as expressly provided herein, concerning the effect of a Change in Control on the employment relationship between the Company and Executive.
     16. Entire Agreement. This Agreement represents the entire and integrated Change in Control Agreement between Executive and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto.
     17. Waiver and Releases. In consideration of the covenants under this Agreement and as a condition precedent to receiving any payments under this Agreement, Executive agrees to execute a Release of all claims in such form as requested by the Company. Such release must be executed by Executive and returned to the Company within 60 days of Executive’s Termination of Employment or Executive shall forfeit any payments under this Agreement.

     18. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 18 or to such other address as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner.

If to Executive:

If to the Company:

Furniture Brands International, Inc.
Human Resources Committee
1 N. Brentwood Blvd.
St. Louis, MO 63105

With copy to: Office of the General Counsel (at the same address)
     19. Amendments and Waivers. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.
     20. Governing Law. The parties agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Any action concerning this Agreement shall be brought in a court of competent jurisdiction in Saint Louis County, Missouri and each party consents to the venue and jurisdiction of such courts.
     21. Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.
     22. Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of reimbursements or in-kind benefits that Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the reimbursements or in-kind benefits that Company is obligated to pay or provide in any other calendar year; and (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit. If Executive dies following the date of Executive’s Termination of Employment and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Executive’s estate within 30 days after the date of Executive’s death.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___day of ___, 2010, effective as of the date first written above.

FURNITURE BRANDS INTERNATIONAL, INC.

By:

Name:
Title:

Executive